Exhibit 99.1

S&P Global
Market Intelligence

# Sturm, Ruger & Company, Inc. NYSE:RGR

*Earnings Call*

*Wednesday, May 6, 2026 9:30 PM GMT*

CALL PARTICIPANTS 2

PRESENTATION 3

QUESTION AND ANSWER 6

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

Call Participants

EXECUTIVES

Sarah F. Colbert

SVP, VP of Administration, General
Counsel & Corporate Secretary

Todd W. Seyfert
President, CEO & Director

ANALYSTS

Mark Eric Smith

Lake Street Capital Markets, LLC,
Research Division

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

Presentation .

Operator

Hello, everyone, and thank you for joining us, and welcome to Sturm, Ruger & Co.'s 2026 Q1 Earnings Call. [Operator Instructions]

I'll now hand the conference over to Todd Seyfert, President and Chief Executive Officer. Please go ahead, Todd.

Todd W. Seyfert

President, CEO & Director

Good afternoon, and welcome to Sturm, Ruger & Company's First Quarter 2026 Earnings Conference Call. I'm Todd Seyfert, President and Chief Executive Officer. Before we get started, I would like to turn it over to Sarah Colbert, our General Counsel, for the caution on forward-looking statements.

Sarah F. Colbert

SVP, VP of Administration, General Counsel & Corporate Secretary

I would like to remind everyone that some of the statements we make today will be forward-looking in nature. These statements reflect our current expectations, but actual results could differ materially due to a number of uncertainties and risks. You can find more information about these factors in our most recent Form 10-K and other filings with the SEC. We do not undertake any obligation to update these forward-looking statements.

Todd W. Seyfert

President, CEO & Director

Thank you, Sarah. There's a lot for me to comment on from the quarter. But before I get into the financials, I would like to step through a few recent news items from the past few weeks.

First, as we ended the quarter, we announced the appointment of Andrew Wieland as Senior Vice President and Chief Financial Officer, following the planned transition of Tom Dineen. We are excited for Andrew to join our team in this capacity and look forward to his leadership in the continued execution of Ruger's long-term plan.

I would like to thank Tom for his many years of dedicated service and financial stewardship. As I stated in our announcement, we are grateful for Tom's leadership over the last three decades and wish him the very best in his next chapter. He will be noticeably missed from this call.

Additionally, I want to acknowledge the announcement of our strategic cooperation agreement with Beretta Holding, our largest shareholder. After months of constructive dialogue, we have reached a cooperation agreement with Beretta Holding that avoids a proxy contest and ensures we remain focused on running and growing our business.

This outcome reflects our commitment to act in the best interest of all Ruger shareholders while bringing in a significant investor with deep industry knowledge and a shared focus on our success. This agreement provides stability, removes distraction and allows us to move forward with clarity as we execute our 2026 plan and continue building toward our long-term strategy.

Lastly, I would like to comment on a situation that occurred Monday with the New York Stock Exchange. Unfortunately and unexpectedly, the exchange inadvertently disclosed information related to our dividend prior to our earnings release this afternoon. So that there is no confusion, we immediately filed an 8-K regarding this event.

Now let me walk through the financials for the quarter. Net sales for the quarter increased 4% to $141 million compared with $136 million in the prior year period. Diluted earnings were $0.01 per share compared to $0.46 per share in the corresponding period of 2025. On an adjusted basis, excluding the

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

impact of expenses related to the strategic cooperation agreement with Beretta Holding and organizational changes implemented in February, diluted earnings for the quarter were $0.27 per share.

In the first quarter, we generated $19 million of cash from operations. Year-to-date, capital expenditures totaled $5 million. The company expects capital expenditures to total $30 million for the year for continued investments in new product introductions, expanded capacity for product lines in greatest demand, upgraded manufacturing capabilities and strengthened facility infrastructure.

On March 28, 2026, our cash and short-term investments totaled $105 million. Our short-term investments are in United States treasury bills and in a money market fund that invests exclusively in United States treasury instruments, which mature within one year. Our current ratio is 3.5:1, and we have no debt.

In the first quarter of 2026, we returned $1.3 million to our shareholders through the payment of a quarterly dividend. The company announced that its Board of Directors declared a dividend of $0.11 per share for the first quarter for shareholders of record as of May 14, 2026, payable on May 29, 2026. This dividend equates to approximately 40% of net income.

As you can see, Q1 marks our fourth consecutive quarter of year-over-year top line sales growth, a clear indication that the actions we've taken over the past year are gaining traction. We continue to outperform the broader market as measured by a sales increase of 3.2% versus only a 1.6% increase in adjusted NICS, reinforcing that our strategy is not only working internally but resonating with consumers.

For the period, units ordered increased 28% to 525,000 units versus 410,000 units for the same period last year. Correspondingly, our backlog of $330 million exceeded the $275 million for the same period in 2025, an increase of 20% year-over-year. A key driver of this performance is the strength of our innovation and new product launches. Demand for our newest offerings remains exceptionally strong, particularly those introduced over the past two quarters, including additional models of the American Generation II Rifle, the Glenfield Rifles, Harrier rifles, the Red Label III shotgun and the RXM pistol. This momentum is reflected in the fact that new products accounted for $51.6 million, representing 41% of total firearm sales in the quarter, a meaningful indicator of both innovation and consumer relevance.

At the same time, we made measurable progress on profitability. Through disciplined operational cost reductions and improved execution, we have now delivered continued improvement of adjusted operating profit over the past four quarters.

While we still have work to do, the trend is clear. We are building a more efficient and more profitable business. Taken together, these results reinforce that we are moving in the right direction. Our 2026 plan, aligned with our broader Ruger 2030 strategy, is taking hold across the organization, from product development to operations to go-to-market execution.

Our focus remains unchanged: improve profitability, align factory capacity with demand, right-size the business to our future product portfolio, increase output on proven high-demand product lines, and expand into new markets through complete product ecosystems and accessory offerings, not just stand-alone models. As I have stated before, these priorities are not short-term actions. They are foundational steps that position us for sustained performance.

This year is pivotal in laying the groundwork for Ruger 2030, our long-term framework built on profitable expansion, product innovation and agile responsiveness. With that said, during the quarter, we did incur certain nonrecurring expenses, including approximately $3.2 million in costs associated with the Beretta agreement, $2.5 million related to a reduction in force in February and $1.7 million in a one-time expense related to the accrual of retention awards. We also experienced temporary production disruptions due to severe weather impacting our Newport and Mayodan facilities, creating a shortfall of roughly 30,000 units in the quarter compared to Q1 of 2025. While these events created some near-term headwinds, they do not change our underlying trajectory or reflect the underlying performance of the business.

Looking ahead to the current quarter, our priorities are clear. First, recover production shortfalls from Q1. Second, to meet strong demand while rebuilding both our internal and distributor inventories, which were

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

drawn down amid improving market conditions. And third, to meaningfully expand our accessory offerings, an important step in building out our product ecosystems.

We are excited about the future. We are aligned on our strategy, confident in our direction, encouraged by our recent performance and energized by the opportunity in front of us. At the same time, we remain appropriately cautious as we monitor the broader macroeconomic environment, particularly as pressure on discretionary income continues to impact consumer behavior.

In closing, we are executing against our plan, seeing tangible results and remain committed to delivering long-term value for our shareholders. Thank you for your time and continued support of Ruger.

Operator, can we please have the first question?

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

Question and Answer

Operator

We will now begin the question-and-answer session. [Operator Instructions] The first question comes from the line of Mark Smith at Lake Street.

Mark Eric Smith

Lake Street Capital Markets, LLC, Research Division

Just wanted to ask a little bit on the one-time items here in Q1. Just as we think about the potential proxy fights with Beretta, what maybe we could expect for one-time-ish expenses as we roll into Q2?

Todd W. Seyfert

President, CEO & Director

Mark, good question. Listen, we just finalized the deal in the last few days. And so our expectation is obviously that the run rate will come down quickly. We obviously have some work to do between now and the annual meeting. And so a majority of those costs will run through by the end of May. And so we'll continue to have some costs, but we're seeing the end of that and look forward to cutting those off and moving the business forward.

Operator

There are no further questions at this time. I will now turn the call back to Todd for closing remarks.

Todd W. Seyfert

President, CEO & Director

Thank you. Well, thank you again for joining us today and for your continued support and confidence in Ruger. We look forward to speaking to all of you again next quarter.

Operator

This concludes today's call. Thank you for attending. You may now disconnect.

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STURM, RUGER & COMPANY, INC. FQ1 2026 EARNINGS CALL MAY 06, 2026

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